EXHIBIT 99.1
NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

TIX CORPORATION APPROVED FOR TRADING ON NASDAQ

LOS ANGELES, CA - May 5, 2008 - Tix Corporation (OTCBB:TIXC) today announced its application to list on The NASDAQ Capital Market has been approved. The company expects to announce later this week the commencement date of trading in its common stock under the stock symbol TIXC.

“The attainment of a listing on Nasdaq represents an important milestone in the company's evolution. Equally important, it provides improved trading liquidity for investors and greater potential to attract a broader shareholder base,” said Mitch Francis, chief executive officer of Tix Corporation.

About TIX Corporation

Tix Corporation is an integrated entertainment organization offering ticketing services, event merchandising and concert and theatrical productions. It currently operates five prime locations in Las Vegas under the Tix4Tonight marquee- offering up to a 50 percent discount for same-day shows, concerts, attractions and sporting events. It also offers discount products for golf and dining at its sales locations in Las Vegas. The company also offers premium tickets to concerts, theater and sporting events throughout the United States. Its Exhibit Merchandising operation is engaged in branding, product merchandise development and sales activities related to museum exhibitions and other events -- including the King Tutankhamen and Real Pirates tours, selling themed souvenir memorabilia and collector’s items in specialty stores in conjunction with the specific events and venues. The company’s newest division is dedicated to concert and live theatrical promotion and production of events throughout the United States, Canada and Europe.

Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the company's various filings with the Securities and Exchange Commission

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